Exhibit 10.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON‑COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), effective as of December 4, 2017, is entered into by and between [•] (the “Director”), and Independent Bank Corporation, a Michigan corporation (“IBC”).

The Director is a current member of the Board of Directors of TCSB Bancorp, Inc., a Michigan corporation (“TCSB”), and Traverse City State Bank, a Michigan banking corporation (the “Bank”). This Agreement is entered into in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated December 4, 2017 (the “Merger Agreement”), by and between IBC and TCSB.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, the parties agree as follows:

1.            Definitions. Capitalized terms used in this Agreement without being defined have the meanings given to them in the Merger Agreement.

2.            Acknowledgments of Director. The Director acknowledges that:

(a)         the Director has agreed to enter into this Agreement with IBC to induce IBC to enter into the Merger Agreement;

(b)         the Director has an economic interest in TCSB and will derive benefits from the closing of the transactions contemplated by the Merger Agreement and the agreements the Director is making under this Agreement are adequately supported by consideration;

(c)          the agreements the Director is making in this Agreement are reasonable for the protection of the business interests of IBC and/or one or more of its subsidiaries (each, an “IBC Entity”) in connection with the transactions contemplated by the Merger Agreement; and

(c)         the length of the Restricted Period (as defined below), the geographic scope of the Restricted Territory (as defined below), and the scope and terms of the covenants set forth in this Agreement are reasonable.

3.            Non-Competition.

(a)         The Director will not, at any time during the period commencing on the date of this Agreement and ending on the 2 year anniversary of the Effective Time (the “Restricted Period”), directly or indirectly, own, manage, operate, control, conduct, or assist in any way any business operating within the Restricted Territory that either (i) is an institution the deposits of which are insured by the FDIC or NCUA, or (ii) is otherwise engaged in the business of commercial banking or any form of business or consumer lending, or (iii) that otherwise competes with any line of business conducted by any IBC Entity or any of TCSB, the Bank and/or their respective subsidiaries (each, a “TCSB Entity”) as of the date of this Agreement (each of the foregoing, a “Competitive Business”). Notwithstanding the foregoing, if the Merger Agreement is terminated without the Merger having occurred, the Restricted Period shall end on the date of termination of the Merger Agreement.

(b)         For purposes of this Agreement, “Restricted Territory” means the counties of Grand Traverse, Benzie, Leelanau, Manistee, Wexford, Missaukee, Kalkaska and Antrim, Michigan.

(c)         The Director acknowledges that the restrictions of Section 3(a) above prevent the Director from all of following: (1) entering into, engaging in, becoming an officer, director, organizer, or employee of, or acquiring any ownership interest in a Competitive Business; (2) directly or indirectly soliciting, diverting, enticing, or accepting any customers, clients, or business patronage from any customers, clients, or businesses with which the Director had contact or involvement during the Director’s service as a director of any TCSB Entity (including through knowledge gained as a director of the Bank) on behalf of any Competitive Business; and/or (3) promoting or assisting, financially or otherwise, any Competitive Business. The Director acknowledges that this Section 3(c) does not contain a complete list of the activities prohibited by Section 3(a).

(d)         This Agreement does not preclude or prohibit the Director from (1) owning less than 5% of the outstanding securities of any class of securities of a Competitive Business that are actively traded on a national securities exchange, as long as the ownership interest represents a passive investment and does not represent a controlling interest; (2) owning any interest in any mutual fund, exchange-traded fund or other similar fund that holds an interest in a Competitive Business; (3) directly or indirectly establishing or maintaining deposit or brokerage accounts at or with a Competitive Business; (4) directly or indirectly establishing or maintaining credit facilities at or with a Competitive Business; or (5) establishing or maintaining a relationship with a Competitive Business that is serving in a fiduciary capacity with respect to the assets of the Director, his or her spouse, or other family members as long as such relationship is limited to the provision of fiduciary and related services by the Competitive Business and/or otherwise permitted by this Section 3(d).

4.            Non-Solicitation; Non-Interference. The Director will not, at any time during the Restricted Period, interfere with the business of any IBC Entity or TCSB Entity by soliciting, inducing, or attempting to solicit or induce, or in any other manner to influence any employees, officers, or directors (each, a “Business Affiliate”) of any IBC Entity or any TCSB Entity to terminate the Business Affiliate’s position or relationship with any IBC Entity or any TCSB Entity; but these restrictions do not apply to (a) any officer or employee of any TCSB Entity whose employment has been terminated by any TCSB Entity or IBC Entity; and (b) the use of non-targeted employment advertisements directed at the public in general.

In addition, the Director will not, at any time during the Restricted Period, interfere with the business of any IBC Entity or TCSB Entity by (a) inducing or attempting to induce any third party to terminate or materially and adversely modify its business relationship with any IBC Entity or any TCSB Entity, or (b) taking any other action intended to interfere with, disturb, disrupt, decrease, or otherwise jeopardize any business relationship of any IBC Entity or any TCSB Entity.

5.           Confidentiality. The Director will not, at any time, disclose any confidential or proprietary information or trade secrets of any TCSB Entity; but this information may be disclosed (a) to third parties if the information was then generally known to the public through no fault of the Director or any of the Director’s agent’s or representatives; (b) as required by law; or (c) to the extent necessary to assert or defend a claim arising or relating to any transaction contemplated by the Merger Agreement.

6.            Specific Performance. The Director acknowledges that IBC may be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by the Director of any provision of this Agreement, then IBC will be entitled, in addition to all other rights or remedies that may be available at law or in equity, to seek an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

7.            Severability. If any provision of this Agreement is deemed invalid under applicable law, such provision shall be deemed omitted to the extent it is invalid, but the remainder of this Agreement shall not be invalidated as a result and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. In addition, if the duration, scope, or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope, and/or geographic area shall be deemed to be reduced to the greatest scope, duration, and/or geographic area which will be enforceable.

8.            Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be an original. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan. This Agreement shall inure to the benefit of, and be enforceable by, each TCSB Entity, each IBC Entity, and their respective successors and assigns. The failure or delay of any IBC Entity to require performance by the Director of any provision of this Agreement shall not affect the right of the IBC Entity to require performance of that provision or to exercise any right, power, or remedy under this Agreement.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Non-Competition and Non-Solicitation Agreement as of the date set forth in the opening paragraph above.

DIRECTOR:	IBC:

[•]	Independent Bank Corporation
By:
Its: